Exhibit 99.1
“Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Credit Facility” from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005
     On April 28, 2005 (the “Closing Date”), WCA Waste Systems, Inc. (“WSI”), our primary operating subsidiary, replaced its Fourth Amended and Restated Credit Agreement, dated as of December 21, 2004 (the “Fourth Restated Credit Agreement”), by entering into a First Lien Credit Agreement (the “First Lien Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, Comerica Bank, as syndication agent, and the lenders party thereto. On the Closing Date, WSI also entered into a Second Lien Credit Agreement (the “Second Lien Credit Agreement” and together with the First Lien Credit Agreement, the “Credit Agreements”) with Wells Fargo, as administrative agent, and Ares Capital Corporation, as the lender. In connection with the closing of the Credit Agreements and the subsequent repayment of our Environmental Facilities Revenue Bonds, we incurred a charge to earnings of $0.8 million, net of tax, related to the write-off of a portion of our deferred financing costs and debt discount during the second quarter of 2005.
     The following is a summary description of the material terms of the Credit Agreements and, as such, is not complete.
     The aggregate credit commitments available under the Credit Agreements total $225 million and include:
•	$100 million revolving credit facility under the First Lien Credit Agreement, including subfacilities for:
•	standby letters of credit in the aggregate principal amount of up to $30.0 million; and

•	a swing-line feature for up to $10.0 million for same day advances;
•	a $100 million Term B loan under the First Lien Credit Agreement (the “Term B Loan”), reducing by $250,000 per quarter beginning June 30, 2005; and

•	a $25 million second lien term loan under the Second Lien Credit Agreement (the “Second Lien Term Loan”).
     WSI must make mandatory prepayments of outstanding indebtedness under the First Lien Credit Agreement in the amount of:
     (i) 100% of the net cash proceeds received from the sale of certain assets that are not replaced;
     (ii) 50% of the net cash proceeds from the issuance of any subordinated debt to the extent that such proceeds exceed $30 million (the terms of which must be satisfactory to Wells Fargo and a majority of the lenders);

     (iii) 50% of the net cash proceeds from the sale of any common stock of WCA Waste to the extent that such proceeds exceed $65 million; and
     (iv) 100% of the net cash proceeds from the sale of any preferred stock or other non-common stock equity offering of WCA Waste.
     These payments are applied, first, to amounts owing on the Term B loan in the inverse order of maturity. WSI must make comparable paydowns on the Second Lien Credit Agreement after payment in full of the First Lien Credit Agreement.
     The revolving credit loan under the First Lien Credit Agreement will mature on April 28, 2010 and the Term B Loan will mature on April 28, 2011 unless the commitments thereunder are terminated or prepaid in full at an earlier date. The Second Lien Credit Agreement will mature on October 28, 2011.
     WSI’s obligations under the Credit Agreements are secured by the capital stock of our subsidiaries and all tangible (including real estate) and intangible assets belonging to us and our subsidiaries. The obligations are also guaranteed by certain material subsidiaries of WCA Waste. Obligations under the Credit Agreements are recourse obligations and are subject to cancellation and/or acceleration upon the occurrence of certain events, including, among other things, a change of control (as defined in the Credit Agreements), nonpayment, breaches of representations, warranties and covenants (subject to cure periods in certain instances), bankruptcy or insolvency, defaults under other debt arrangements, failure to pay certain judgments and the occurrence of events creating material adverse effects.
     Indebtedness under any base rate loans (as defined in the First Lien Credit Agreement) carries interest at the higher of (i) the effective federal funds rate (as defined in the First Lien Credit Agreement) plus 1/2 of 1% or (ii) the rate of interest from time to time announced publicly by Wells Fargo, in San Francisco, California as its prime rate, plus the applicable margin for base rate loans (ranging from 0.75% to 2.00% depending on the leverage ratio). Indebtedness under any LIBOR loans (as defined in the First Lien Credit Agreement) carries interest at a rate per year (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the administrative agent to be equal to the quotient of (a) LIBOR (as defined in the First Lien Credit Agreement) divided by (b) one minus the reserve requirement (as defined in the First Lien Credit Agreement), plus the applicable margin for LIBOR loans (ranging from 1.75% to 3.00% depending on the leverage ratio). The commitment fee payable by WSI to the administrative agent for the benefit of the lenders on the daily average unused amount of the aggregate revolving credit commitment under the First Lien Credit Agreement ranges from 0.250% to 0.500% depending on WSI’s leverage ratio.
     The First Lien Credit Agreement contains numerous covenants with which WSI and the subsidiaries consolidated must comply, including several financial covenants and ratios. These include a leverage test, a senior leverage test, a net worth requirement and an adjusted EBIT test. The maximum leverage ratio (the ratio of funded debt to pro forma adjusted EBITDA) under the First Lien Credit Agreement must be not more than 5.00 to 1.00 until March 31, 2007, and 4.75 to 1.00 or less thereafter. The maximum senior funded debt leverage ratio under the First Lien Credit Agreement (the ratio of funded senior debt (all funded debt other than subordinated debt)

to pro forma adjusted EBITDA) must be 4.25 to 1.00 or less from the Closing Date through the quarter ending March 31, 2007, decreasing in stages to a maximum of 3.25 to 1.00 or less for the quarter ending September 30, 2008 and for all quarters thereafter. The minimum net worth (as defined in the First Lien Credit Agreement) under the First Lien Credit Agreement is 85% of net worth on June 30, 2004, plus 50% of positive net income, plus 100% of the increase to net worth from the net cash proceeds from equity offerings, in each case, since June 30, 2004.
     The adjusted EBIT debt service ratio is the ratio of (i) adjusted EBIT (as defined in the First Lien Credit Agreement) for the four fiscal quarters ending on such date to (ii) (w) cash interest expense, plus (x) the current portion of capitalized leases for the following four fiscal quarters, plus (y) the current portion of principal payments of debt (as defined in the First Lien Credit Agreement) (excluding payments under the revolving credit notes under the First Lien Credit Agreement), required to be paid for the following four fiscal quarters plus (z) dividends paid by WSI to or for the benefit of WCA Waste to be used to pay the debt of WCA Waste. The required minimum adjusted EBIT debt service ratio under the First Lien Credit Agreement starts at a minimum of 1.25 to 1.00 from the Closing Date until the fiscal quarter ending September 30, 2007 and must be at least 1.50 to 1.00 at all times thereafter. The leverage ratio is measured at the level of WCA Waste and all of its subsidiaries, while the senior debt leverage ratio, Adjusted EBIT debt service ratio and all other financial ratios and tests are measured only from the level of WSI and its subsidiaries and exclude WCA Waste and other entities above WSI.
     Under the First Lien Credit Agreement, there is no limit for acquisition or expansion capital expenditures provided that the leverage ratio remains below 3.75 to 1.00 and $10 million is available under the revolving credit facility after the applicable expenditure. However, if the leverage ratio exceeds 3.75 to 1.00, the amount of an acquisition expenditure shall be limited to 20% of WCA Waste’s net worth unless expenditures above that amount are approved by a majority of the lenders.
     The Second Lien Credit Agreement contains obligations, covenants and restrictions similar to the First Lien Credit Agreement, and the same are designed to work together, provided, the financial ratios and tests in the Second Lien Credit Agreement are slightly more favorable to WSI, meaning that any violation of these tests or ratios would, in all probability, result in a default under the First Lien Credit Agreement before a default occurs under the Second Lien Credit Agreement.
     Other covenants in the Credit Agreements limit our ability and certain of our subsidiaries to, among other things: (i) create, incur, assume or permit to exist certain liens; (ii) make certain investments, loans and advances; (iii) enter into any sale-leaseback transactions; (iv) materially change the nature of our business; (v) create, incur, assume or permit to exist certain leases; (vi) merge into or with or consolidate with any other person; (vii) sell, lease or otherwise dispose of all or substantially all of our property or assets; (viii) discount or sell any of our notes or accounts receivable; (ix) transact business with affiliates unless in the ordinary course of business and on arm’s length basis; (x) make certain negative pledges; and (xi) amend, supplement or otherwise modify the terms of any debt or prepay, redeem or repurchase any subordinated debt.

     Included in such covenants is a prohibition against the payment of cash dividends by WSI to WCA Waste (or any intermediary) except for the limited purposes of debt repayment, meaning WCA Waste has very limited sources of cash. WCA Waste’s only source of cash to pay dividends is distributions from its subsidiaries and, therefore, its ability to declare or pay future cash dividends on its common stock would be subject to, among other factors, a relaxation of this prohibition. As of December 31, 2005, we were in compliance with all debt covenants.